Exhibit 10.4

EXECUTIVE CONSULTING AGREEMENT

THIS EXECUTIVE CONSULTING AGREEMENT (this “Agreement”) is made as of March 30, 2026 (the “Effective Date”) between:

NUCLEA ENERGY INC., a corporation organized under the laws of British Columbia (the “Corporation”);

and

1239405 BC LTD. (the “Consultant”) and SAGAR SANGHERA (the “Executive”).

The Corporation, the Consultant, and the Executive are each a “Party” and together the “Parties.”

RECITALS

A. The Executive currently serves as President and Chairman of the board of directors of the Corporation.

B. The Corporation wishes to engage the Consultant to provide the services of the Executive as President and Chairman of the board of directors of the Corporation (“Chairman”), and the Consultant wishes to provide such services on the terms set out below.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 SERVICES

1.1	Engagement. The Corporation hereby engages the Consultant to provide the services of the Executive to serve as President and Chairman of the board of directors of the Corporation (the “Board”).

1.2	Duties. The Executive’s duties and responsibilities as President and Chairman are set out in Schedule A attached hereto.

1.3	Standard of Performance. The Consultant and the Executive shall perform the services diligently and professionally, in good faith, and in compliance with all applicable laws and regulations.

ARTICLE 2 COMPENSATION AND EXPENSES

2.1	Base Compensation. The compensation payable to the Consultant for the Executive’s services as President and Chairman is as follows: $120,000 CAD per year

2.2	Post-Going Public Compensation. Effective immediately upon the Corporation successfully completing a going public transaction on a recognized stock exchange, the Consultant’s compensation for the Executive’s roles as President and Chairman shall be amended to $250,000 USD per year and the Executive shall be eligible to participate in the Corporation’s stock option plan. This provision shall supersede any conflicting compensation terms on and after the date of the going public transaction. The executive will also be provided with additional compensation of $30,000 USD per year to serve as the Chairman of the Board.

2.3	Equity Participation. The Executive shall be eligible to participate in any stock option or restricted share unit plan when adopted by the Corporation, subject to the terms of such plan and applicable Board approval.

2.4	Expenses. The Corporation will reimburse the Consultant for all reasonable out-of-pocket business expenses properly incurred in the performance of the services under this Agreement, in accordance with the Corporation’s expense reimbursement policy (if any), provided that the Consultant submits appropriate supporting documentation.

2.5	Invoicing and Taxes. All compensation payable to the Consultant under this Agreement is exclusive of applicable GST/HST, which, if required by law, will be added to each invoice and remitted by the Consultant. The Consultant shall invoice the Corporation for services rendered, and the Corporation shall make payment against such invoice in accordance with its standard payment practices or as otherwise agreed by the Parties in writing.

ARTICLE 3 TERM AND TERMINATION

3.1	Term. This Agreement commences on the Effective Date and continues until terminated in accordance with this Article 3.

3.2	Termination Without Cause. Either the Corporation or the Consultant may terminate this Agreement without cause upon ten (10) business days’ prior written notice to the other Parties.

3.3	Termination for Cause or Conflict. The Corporation may terminate this Agreement immediately upon written notice if the Consultant or the Executive commits fraud, willful misconduct, gross negligence, a material breach of this Agreement, or an actual or potential conflict of interest that the Board determines is material and not capable of satisfactory resolution.

3.4	Accrued Rights. Upon termination of this Agreement, the Corporation shall pay the Consultant any accrued and unpaid compensation and properly reimbursable expenses owing up to and including the effective date of termination, and the rights and obligations of the Parties that by their nature are intended to survive termination shall survive, including confidentiality, indemnification, non-disparagement, and the miscellaneous provisions intended to survive.

ARTICLE 4 INDEPENDENT CONTRACTOR; TAXES

4.1	Independent Contractor. The Consultant is and shall remain an independent contractor. Nothing in this Agreement renders the Consultant, the Executive, or any of their personnel an employee, partner, agent of, or joint venturer with the Corporation for any purpose, except that the Executive may hold officer and director roles with the Corporation as expressly contemplated by this Agreement and applicable corporate law.

4.2	Tax Responsibility. The Consultant shall be solely responsible for the payment and remittance of all applicable federal, provincial, and other taxes and statutory remittances in respect of compensation received under this Agreement, including GST/HST, if applicable, and for compliance with all laws governing its business. The Consultant shall indemnify and hold harmless the Corporation from and against any assessments, losses, claims, penalties, interest, or liabilities actually incurred by the Corporation arising from the Consultant’s failure to remit any required taxes or other charges.

4.3	No Employment Benefits. The Consultant acknowledges and agrees that neither the Consultant nor the Executive is entitled under this Agreement to vacation pay, sick leave, Canada Pension Plan contributions, Employment Insurance, Workers’ Compensation, health or disability benefits, or any other statutory or non-statutory employment benefits solely by virtue of the consulting relationship established under this Agreement.

ARTICLE 5 CONFLICTS OF INTEREST; OTHER ACTIVITIES

5.1	Freedom to Contract. The Consultant represents that it is free to enter into this Agreement and that the execution and performance of this Agreement do not violate the terms of any agreement binding upon the Consultant, the Executive, or any third party through whom services are provided.

5.2	No Improper Use of Third-Party Rights. In rendering the services, neither the Consultant nor the Executive shall improperly use or disclose any confidential information, trade secrets, inventions, or other proprietary rights of any third party.

5.3	Other Activities. The Consultant and the Executive may engage in other business activities, provided such activities do not create an actual conflict of interest with the Corporation or materially interfere with the proper performance of the services under this Agreement. The Consultant shall promptly notify the Corporation in writing of any actual or potential conflict of interest arising during the term of this Agreement.

ARTICLE 6 CONFIDENTIALITY; CORPORATE INFORMATION; PROPERTY

6.1	Continuing Confidentiality. The Executive reaffirms continuing confidentiality obligations under the Existing Agreement (if any) and at law.

6.2	Corporation Property. All files, records, documents, specifications, information, equipment, and other materials relating to the business of the Corporation, whether prepared by the Consultant or otherwise coming into the possession of the Consultant or the Executive, shall remain the exclusive property of the Corporation. The Consultant and the Executive shall not retain copies of such materials except as reasonably required in the performance of services or with the Corporation’s prior written consent.

6.3	Return of Property. Upon the termination of this Agreement, or whenever requested by the Corporation, the Consultant and the Executive shall promptly deliver to the Corporation all Corporation property and confidential information in their possession or under their control, subject to any legal or professional record-retention requirements applicable to the Consultant.

ARTICLE 7 INDEMNIFICATION; D&O INSURANCE

7.1	Indemnification Preserved. The Corporation confirms that any indemnification rights the Executive has as a director and/or officer under the Corporation’s constating documents and applicable law are not limited by this Agreement.

7.2	Corporation Indemnity. To the fullest extent permitted by applicable law, the Corporation shall defend and indemnify the Executive for acts undertaken in good faith in the course and scope of the Executive’s duties as President, Chairman, director, or officer of the Corporation, subject to the limitations imposed by applicable law.

7.3	D&O Insurance. Upon listing on a recognized stock exchange in Canada or the United States, the Corporation will maintain directors’ and officers’ liability insurance on commercially reasonable terms while the Executive serves as a director or officer, subject to availability on reasonable terms and cost.

ARTICLE 8 NON-DISPARAGEMENT

8.1	Non-Disparagement. Each Party agrees not to make statements that are reasonably likely to materially harm the reputation of another Party, except truthful statements required by law or made to professional advisers, auditors, regulators, or courts.

ARTICLE 9 MISCELLANEOUS

9.1	Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered or delivered by courier, (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested, (c) upon delivery when sent by prepaid overnight express delivery service, or (d) when sent by email and acknowledged in writing by the recipient (for clarity, an automated delivery or read receipt does not constitute such acknowledgement). Notices to the Corporation shall be sent to its registered or principal business address. Notices to the Consultant shall be sent to its registered office or such other address as may be notified in writing to the Corporation from time to time.

9.2	Assignment. Neither the Consultant nor the Executive may assign any rights under this Agreement, or delegate performance of any duties hereunder, without the prior written consent of the Corporation, except that the Consultant may provide the services through the Executive as contemplated by this Agreement. This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

9.3	Governing Law. This Agreement is governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

9.4	Arbitration. Any controversy, dispute, or claim arising out of or relating to this Agreement or its interpretation shall be finally resolved by a single arbitrator in Vancouver, British Columbia, in accordance with the rules of the Vancouver International Arbitration Centre (VanIAC), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.5	Waiver. No waiver by any Party of any breach of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach.

9.6	Amendments. No amendment, change, or modification of this Agreement shall be valid unless in writing and signed by the Parties.

9.7	Entire Agreement. This Agreement, including the Schedule hereto, constitutes the entire agreement regarding its subject matter and supersedes prior discussions relating to such subject matter.

9.8	Severability. If any provision of this Agreement, or any portion thereof, is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect and the invalid or unenforceable provision shall be deemed modified to the minimum extent necessary to make it valid and enforceable.

9.9	Counterparts; Electronic Signature. This Agreement may be executed in counterparts and delivered electronically. Each counterpart is deemed an original and all counterparts together constitute one and the same instrument. Signatures delivered electronically are deemed original signatures for all purposes.

9.10	Schedule. The following Schedule is attached to and forms part of this Agreement: Schedule A – President and Chairman Duties and Responsibilities.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

1239405 BC LTD.	NUCLEA ENERGY INC.

Per: /s/ Sagar Sanghera	Per: /s/ Josef Freundorfer
Sagar Sanghera, Chief Executive Officer	Josef Freundorfer, Chief Executive Officer
I have the authority to bind the Corporation.	I have the authority to bind the Corporation.

EXECUTIVE

/s/ Sagar Sanghera
SAGAR SANGHERA

SCHEDULE A

PRESIDENT AND CHAIRMAN DUTIES AND RESPONSIBILITIES

The Executive, as President and Chairman of the Board, shall have the following duties and responsibilities:

1. Board Leadership. Preside over all meetings of the Board and shareholders; set agendas in consultation with the Chief Executive Officer and corporate secretary; and ensure that Board meetings are conducted effectively and efficiently.

2. Corporate Governance. Oversee the Corporation’s corporate governance practices; ensure that the Board fulfills its duties to the Corporation and its shareholders; and lead the Board in its oversight of management.

3. Strategic Guidance. Provide strategic guidance and counsel to the Chief Executive Officer and senior management; participate in investor relations and stakeholder engagement activities as appropriate; and represent the Corporation at industry events and with key stakeholders.

4. Director Relations. Facilitate effective communication among directors; ensure that directors receive timely and accurate information necessary to fulfill their duties; and lead director orientation and continuing education initiatives.

5. CEO Relationship. Act as primary liaison between the Board and the Chief Executive Officer; provide mentorship and support to the Chief Executive Officer; and lead the Board’s evaluation of the Chief Executive Officer’s performance.

6. Time Commitment. Devote such time as is reasonably necessary to fulfill the duties set out herein, which the Parties anticipate will require approximately 40 (number) hours per week (week/month).

7. Other Duties. Perform such other duties as are customarily performed by a chairman of the board or as may be reasonably assigned by the Board from time to time.